Exhibit 10.15

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of January 1st, 2010 (the “Effective Date”) by and between Cellectis Plant Sciences, Inc., a Delaware corporation (“Client”), and Daniel F. Voytas, an individual residing at 2197 FOL WELL A VENUE, FALCON HEIGHTS, MN 55108 USA, (“Consultant”).

RECITALS

WHEREAS, Client specializes in Meganuclease technology for use in plant research and the development of products for use in agriculture (“Client Business”);

WHEREAS, Consultant is the Director of the Center for Genome Engineering at the University of Minnesota;

WHEREAS, Client desires to engage Consultant to provide certain services including without limitation, strategic planning services and analyses (the “Services”); and

WHEREAS, Consultant is willing to provide such Services on the terms and conditions set out below.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Services. In consideration for the Consultation Fee set forth in Section 2(a) below, Consultant agrees to provide the Services as described in Exhibit A (“Services Description”). The parties may amend the Services Description from time to time; each such amendment shall be attached hereto as an additional exhibit and incorporated herein by reference.

2. Payment.

(a) Consultation Fees. As compensation for the performance of the Services during the Term (as defined in Section 6(a) below), Client will pay Consultant a consultation fee (the “Consultation Fee”) as set forth in the table below:

Dates	Average Day Worked	Consultation Fee
January 1, 2010 – June 30, 2010	1 day per week	$5,000
July 1, 2010 – June 30, 2011	10 days per month	$12,500
July 1, 2011 – December 31,2012	TBD	TBD

(b) Payment Terms. Client shall pay to Consultant the Consultation Fee on a monthly basis. All payments shall be made by Client to Consultant via check or wire transfer (Consultant to separately provide wire transfer details). All payments shall be in U.S. Dollars.

(c) CPS Scientific Bonus Plan. During the Term, Consultant will be eligible to participate in the CPS Scientific Bonus Plan, subject to the terms and conditions set forth therein. Any bonus that Consultant becomes eligible to receive under the plan will be paid to Consultant within two (2) months following the end of the applicable calendar year. A copy of the Cellectis Scientific Bonus Plan will be separately provided to Consultant within a reasonable time following the Effective Date.

(d) CPS Commercial Bonus Plan. During the Term, Consultant will be eligible to participate in the CPS Commercial Bonus Plan, subject to the terms set forth therein. A copy of the CPS Commercial Bonus Plan will be separately provided to Consultant within a reasonable time following the Effective Date.

(e) Change of Control. Prior to the consummation of a Change of Control, Client will pay to Consultant the total Bonus Amount due to Consultant under the CPS Scientific and CPS Commercial Bonus Plan to which Consultant is entitled. CPS Scientific and CPS Commercial Bonus Plan will vest upon Change of Control. For purposes of this Agreement, “Change of Control” means a majority of the ownership interests or assets (by value) of Client shall have been transferred by sale, operation of law, or other disposition, including merger or consolidation of Client (other than to an affiliate of Client).

(f) No Right to Subcontract. Consultant shall not have the right to subcontract any Services to be provided by it hereunder without the express prior written consent of Client, which may be withheld in Client’s sole discretion.

3. Relationship of Parties.

(a) Independent Contractor. Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, Client by contract or otherwise. Consultant will perform the Services under the general direction of Client, but Consultant shall determine, in Consultant’s sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that Consultant shall at all times comply with applicable law.

(b) Employment Taxes. If any payment required to be made hereunder is subject to any withholding taxes imposed by any governmental authority, Consultant shall pay such taxes to the relevant authorities as required by law.

4. Intellectual Property Rights. Consultant agrees that it will promptly make full written disclosure to Client, hold in trust for the sole right and benefit of Client, and does hereby assign to Client, or its designee, all its right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks and trade secrets, whether or not patentable or registrable under copyright, trademark or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the course of its performance of Services for Client (collectively referred to as “Work Product”). Consultant further acknowledges that, to the extent permitted by law, all original works of authorship which are made by it (solely or jointly with others) in the course of its performance of Services for Client under this Agreement and which are protectable by copyright shall be deemed “works made for hire,” as that term is defined in the United States Copyright Act. Consultant understands and agrees that the decision whether or not to commercialize or market any Work Product is within Client’s sole discretion and for Client’s sole benefit and that no royalty will be due to Consultant as a result of Client’s efforts to commercialize or market any such Work Product. Consultant agrees to provide Client such assistance as is reasonably necessary to obtain or perfect any such rights, including but not limited to executing and delivering to Client any documents required to apply for patents, register copyrights or to obtain other protections, upon Client’s request and at Client’s sole expense. Consultant forever waives and releases to Client all rights and benefits accorded under any law with respect to Work Product, including but not limited to the law known as “droit moral,” unfair competition or trade secret laws, or any similar provisions. Client, within its sole discretion, will be entitled to itself amend, change or modify any Work Product or to engage any third party to amend, change or modify any Work Product.

5. Confidential Information.

(a) Each party (“Recipient”) acknowledges that it may acquire information and materials from the other party (“Discloser”) and knowledge about trade secrets and know-how of the other party contained in the business, activities and strategies of the Recipient and that all such knowledge and information acquired are and will be the confidential and proprietary information of Discloser (collectively, the “Confidential Information”). Recipient agrees to hold all such Confidential Information in strict confidence, and not to disclose it to others or use it in any way, commercially or otherwise, except that Recipient may disclose it to Recipient’s employees and subcontractors on a need-to-know basis and only to employees and subcontractors who are under a like obligation of confidentiality, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement. Recipient further agrees to use commercially reasonable efforts to protect the confidentiality of the Confidential Information including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information.

(b) Notwithstanding the foregoing, this Agreement imposes no obligation upon Recipient with respect to Confidential Information, which the Recipient can show by competent documentation, that (i) was in Recipient’s possession before receipt from Discloser; (ii) is or becomes a matter of public knowledge through no fault of Recipient; (iii) is rightfully received by Recipient from a third party without a duty of confidentiality; (iv) is disclosed by Discloser to a third party without a duty of confidentiality on the third party; (v) is independently developed by Recipient without use of or reference to such Confidential Information; (vi) is disclosed by Discloser with Recipient’s prior written approval; or (vii) is required to be disclosed by a government body or court of law. If Recipient is required by a government body or court of law to disclose Confidential Information, prior to such required disclosure, Recipient shall give Discloser reasonable advance notice of any such disclosure and shall cooperate with Discloser in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the such disclosure and/or use of the Confidential Information.

6. Termination and Expiration.

(a) Term. The term of this Agreement will commence on the Effective Date and continue for a period of three (3) years thereafter, unless terminated earlier in accordance with this Section 6 (the “Term”).

(b) By Client.

(i)	This Agreement may be terminated by the Client at any time, for any reason or no reason, by written notice to Consultant, subject to Section 6(d) below; and

(ii)	Client may terminate this Agreement with immediate effect if Consultant fails to obtain the approvals set forth in Section 8(b)(ii) herein. In the event of such termination, Section 6(d) shall be null and void and of no effect.

(c) Material Breach. In the event of a material breach or material default of this Agreement by either party, the non-breaching party shall give the breaching party written notice of the material breach or material default. The breaching party will then have thirty (30) days to cure the material breach or material default, and if cure has not been affected within said thirty (30) days, this Agreement may, within the sole discretion of the non-breaching party, automatically terminate, effective as of the date specified in the notice. All termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-breaching party.

(d) Termination Payment and Release. Upon termination of this Agreement pursuant to Section 6(b)(i) herein, Client shall pay to Consultant a lump-sum payment in an amount equal to: (i) $15,000 if such termination occurs prior to June 30, 2010; (ii) $37,500 if such termination occurs after June 30, 2010 but before June 30, 2011; or (iii) three (3) months of Consultation Fees if such termination occurs after June 30, 2011 but before the end of the Term. Notwithstanding anything herein to the contrary, Client will not be obligated to make any payment or provide any benefit under this Section 6(d) hereof unless (1) Consultant executes a release of all current or future claims, known or unknown, arising on or before the date of the release against Client and its subsidiaries and the directors, officers, employees and affiliates of any of them, in a form approved by Client, and (2) Consultant does not revoke such release during any applicable revocation period.

(e) Accrued Rights. Termination of this Agreement for any reason does not relieve either party of any obligation or liabilities accrued prior to the termination or rescind anything done by either party and the termination does not affect in any manner any rights of either party arising under this Agreement prior to the termination.

(f) Survival. Upon the expiration or termination of this Agreement for any reason, the rights and obligations of the parties under the following Sections of the Agreement shall survive: 3(b ), 4, 5, 6( e ), 6(f), 7, 8, 9, 10, and 11. Section 6(d) shall also survive termination of this Agreement unless such termination is pursuant to Section 6(b )(ii).

7. Limitation of Liability. EXCEPT FOR A BREACH OF SECTION 5 (CONFIDENTIAL INFORMATION), SECTION 8 (REPRESENTATIONS AND WARRANTIES), OR SECTION 9 (INDEMNIFICATION), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS OR OTHER ECONOMIC LOSS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT NEITHER PARTY’S LIABILITY SHALL BE SO LIMITED IN THE EVENT SUCH DAMAGES ARISE DIRECTLY FROM SUCH PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. EXCEPT FOR A BREACH OF SECTION 5 (CONFIDENTIAL INFORMATION), SECTION 8 (REPRESENTATIONS AND WARRANTIES), OR SECTION 9 (INDEMNIFICATION), THE COLLECTIVE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT ACTUALLY PAID BY CLIENT TO CONSULTANT HEREUNDER DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE CLAIM.

8. Representations and Warranties.

(a) General. In addition to the other representations and warranties set forth herein, each party hereto represents and warrants as of the Effective Date to each other party hereto that (i) each party hereto has the full and entire right, power, and authority (1) to enter into this Agreement, (2) to fulfill the obligations imposed herein upon such party, and (3) to consummate the transactions contemplated herein, (ii) this Agreement constitutes the legal, valid, and binding obligation of each party hereto, enforceable against such party in accordance with its terms, and (iii) there are no agreements, contracts, understandings or commitments which would prevent each party hereto from entering into this Agreement, making any representations or warranties herein, and/or consummating any of the transactions contemplated herein.

(b) By Consultant. In addition to the other representations and warranties set forth herein, Consultant represents and warrants to Client that Consultant: (i) has and will continue during the Term to comply with all college and university policies at which Consultant is a faculty member in any capacity or with which Consultant is otherwise affiliated (“Universities”); (ii) has or will make all necessary disclosures to and obtain all necessary approvals (including any special exemptions) from all such Universities prior to performing any Services for Client; and (iii) has not and will not use any of the Universities’ resources (including facilities, equipment, students or faculty) in the performance of any Services for Client (iiii) has full capacity to assign to Client all its right, title and interest in and to any and all Work Product.

9. Indemnification. Consultant will indemnify the Client and hold it harmless from and against all claims, damages, losses and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses and other professionals, arising out of or resulting from: (a) any action by a third party against the Client that is based on any claim that any Services performed by Consultant under this Agreement, or their results, infringe a patent, copyright or other proprietary right, misappropriate a trade secret or breach an agreement; and (b) any action by a third party that is based on any negligent act or omission or willful conduct of Consultant and winch results in: (i) any bodily injury, sickness, disease or death; (ii) any damage or destruction to tangible or intangible property (including computer programs and data) or any loss of use resulting therefrom; or (iii) any violation of any statute, ordinance, law or regulation.

10. Non-Solicitation and Non-Competition by Consultant. Consultant agrees that during the Term and for a period of one (1) year thereafter, Consultant shall not either directly or indirectly (a) solicit, induce, recruit or encourage any of Client’s employees, consultants or contractors to terminate their relationship with Client, or (b) attempt to solicit, induce, recruit, encourage or take away employees, consultants or contractors of Client, either for itself or for any other person or entity. Consultant agrees that during the Term and for a period of one (1) year thereafter, Consultant shall not either directly or indirectly engage or participate in a business (including owning greater than 1% of the outstanding shares of such, business) that is a competitor of Client or work or perform services for, or assist any person or entity engaged in the Client Business. Notwithstanding the foregoing, Consultant shall not be prohibited from performing similar services for the University of Minnesota; provided that the performance of such services is for academic and research purposes only and does not otherwise breach this Agreement.

11. General.

(a) Assignment. Except as otherwise set forth herein, neither party may assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other party; provided, however, that Client may assign its rights or delegate its duties under this Agreement in whole or in part without the consent of Consultant in the event of a sale of all or substantially all of Client’s assets, merger, consolidation or other Change of Control of Client. Any attempted assignment or delegation without such consent will be void.

(b) Equitable Remedies. Because the Services are personal and unique and because each party will have access to Confidential Information of the other party, each party will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that such party may have for a breach of this Agreement.

(c) Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

(d) Choice of Law. This Agreement will be governed by, and construed in accordance with, the internal, substantive laws of the State of Delaware. Each party agrees that the state and federal courts located in the State of New York will have jurisdiction in any action, suit or proceeding against Consultant based on or arising out of this Agreement and each party hereby: (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process in connection with any action, suit or proceeding against the other party; and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

(e) Notices. Any notices under this Agreement will be sent by nationally recognized overnight delivery service to the address specified below or such other address as the party specifies in writing. Such notice will be effective upon delivery to the other party.

(f) Complete Understanding; Modification. This Agreement, together with all exhibits constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

(g) Counterparts. This Agreement may be executed in two (2) counterparts, each of which will be considered an original, but both of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Client has caused this Consulting Agreement to be signed by its duly authorized representative, and Consultant has signed this Consulting Agreement, as of the date first set forth above.

CLIENT:		CONSULTANT:

CELLECTIS PLANT SCIENCES, INC.		DAN VOYTAS

By:	/s/ David Sourdive	By:	/s/ Dan Voytas
	David Sourdive, Director		Dan Voytas

EXHIBIT A

Services Description

(a) top level planning of projects including CPS business plan preparation

(b) analysis of results in the context of project review meetings

(c) contribute to the strategy of developing a unique position for CPS in agricultural R&D

(d) advising on new emerging technologies in the Field to adopt

(e) scientific support during business development missions

(f) run the scientific advisory board